EXHIBIT 12(A)

                             PLAYTEX PRODUCTS, INC.
               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                                  Twelve Months Ended
                                                      -----------------------------------------------------------------------------
                                                      December 30,     December 25,   December 26,     December 27,    December 28,
                                                          2000             1999           1998             1997            1996
                                                      ----------        ---------     ----------        --------        ---------
Earnings before extraordinary loss................    $   35,544        $  44,071     $   34,230        $ 18,731        $  18,199

Income taxes......................................        27,509           32,197         25,686          16,501           16,141
                                                      ----------        ---------     ----------        --------        ---------

Earnings before income
   taxes and extraordinary loss...................        63,053           76,268         59,916          35,232           34,340

Fixed charges:
   Interest.......................................        84,884           78,961         71,518          64,470           64,860
   One-third of rental............................         3,599            3,171          2,650           1,750            1,734
                                                      ----------        ---------     ----------        --------        ---------
      Total fixed charges.........................        88,483           82,132         74,168          66,220           66,594
                                                      ----------        ---------     ----------        --------        ---------

Earnings before fixed
   charges, income taxes and
      extraordinary loss..........................    $  151,536       $  158,400     $  134,084       $ 101,452        $ 100,934
                                                      ==========       ==========     ==========       =========        =========

Ratio of earnings to fixed
   charges........................................         1.71X            1.93X          1.81X           1.53X            1.52X
                                                      ==========       ==========     ==========       =========        =========

Coverage of earnings to
   fixed charges..................................    $   63,053       $   76,268     $   59,916       $  35,232        $  34,340
                                                      ==========       ==========     ==========       =========        =========